Engagement Contract

Party A Jinan Yinquan Technology Co., Ltd.

Party B Wang Qinghua

Party A: Jinan Yinquan Technology Co., Ltd. Performance Place: Jinan Party B: Wang Qinghua Gender: Male ID : 370105600218001

Pursuant to stipulations of the “Labor Law of the People’s Republic of China”, “Regulations on the Labor Contact of Shandong”, in the principle of equality and mutual benefits, the Two Parties reach this Labor Contract (hereinafter referred to as this Contract) through friendly consultation.

I. Obligations of Party A
1.	Abides by the laws and stipulations of the State and Shandong Province, ensures the legal rights and interests of the Party B;

2.	Pays social insurance charges for Party B on time and sufficiently;

3.	Pays Party B the salary on time, shall not deduct or delay the payment without any excuse.

4.	Provides Party B a safe, clean working environment and the necessary working-protection articles in compliance with the provisions of the State,

5.	Gives special protection for the female staff and underage staff in compliance with the law;

6.	Supports Party B to attend legal social activities in compliance with the law;

7.	Ensure that Party B can enjoy the vacation treatment stipulated by the State;

8.	Whenever Party B dies from his/her work, or from nonworking affairs, Party A shall pay the funeral expenses and pension in accordance with the law;

9.	When Party B is injured due to his/her work or gets the occupational disease, Party A shall handle the issues in accordance with the law;

II. Obligations of Party B
1.	Abides by the laws and stipulations of the State and Shandong Province, ensures the legal rights and interests of the Party A;

2.	Abides by the legal regulations stipulated by Party A, Complies with the lead, instruction and arrangement;

3.	Performed as required by his/her working responsibilities. Complies with the safety operation specification strictly. Fulfills his/her duties assigned by Party A according to the quantity and quality requirements.

4.	Entrusts Party A of its own accord to deduct and pay the due social insurance charges in accordance with the regulations of the State;

5.	Guards the business secrets of Party A during the contract period.

III. Term of the Contract, Working Hours System, Working, Content and Salary Payment

1.	Options of the term of the contract: A (fixed term); B (flexible term); C (taking the completion of a specific amount of work as a term).

A: The term of this Contract shall be effective on July 8, 2006 and terminate on July 7, 2011 . The probationary period of this Contract shall be the first months.

B: The term of this Contract shall start from , to the case of the following situations happening, while the probationary period of this Contract shall be the first months.

C: The term of this Contract shall be effective on , end on the day When the job being finished, while the probationary period of this Contract shall be the first months.

2.	The working hours system of this Contract shall be: A (fixed time working system); B: (flexible time working system); C: (comprehensive time working system).

  A. Party B shall work no more than 8 hours per day and no more than 40 hours per week, at least one day for break per week. Party A could adjust Party B’s working hours after consulting with labor union and Party B, including prolonging Party B’s duty timeCor asking Party B to work overtime on rest day and official holiday, due to the needs of production and operation. However, the prolonged time shall be no more than 3 hours per day, and no more than 36 hours per month.

B. Unfixed time working system (conducting in accordance with the measures approved by the labor guaranty administration).

C. Comprehensive time working system (conducting in accordance with the measures approved by the labor guaranty administration).

3.	Working Content: Party B agrees to take the position of Management assigned by Party A.

4.	Salary Payment:

A. Party A shall pay party B’s salary in legal currency once a month. If Party B works as required, then the salary paid by Party A shall be no less than the local minimum standard. Party A shall adjust Party B’s salary according to business profits and the vibration of the staffs’ cost of living index.

B. If the company shut down not related to Party B within a salary payment cycle, Party A shall pay normal salary to Party B; if it is beyond a cycle, Party A shall pay the monthly living cost under Jinan City the lowest level.

C.	Overtime Salary: Party A shall

	(1)	pay 150 per cent of the normal wages to Party B if the extension of working hours is arranged;

	(2)	pay 200 per cent of the normal wages to Party B if the extended hours are arranged on days of rest and no deferred rest can be taken; and

	(3)	pay 300 per cent of the normal wages to Party B if the extended hours are arranged on statutory holidays.

IV. Termination, Revoking and Renewing of this Contract

1.	This Contract could be revoked upon agreement reached between Party A and Party B through consultation.

2.	Party A may revoke this Contract with Party B in any of the following circumstances: (as to the last four terms, Party A shall give a written notice 30 days in advance to Party B):

A.	To be proved not up to the requirements for recruitment during the probation period;

B.	To seriously violate labor disciplines or the rules and regulations stipulated by Party A;

C.	To cause great losses to Party A due to serious dereliction of duty or engagement in malpractice for selfish ends;

D.	To be investigated for criminal responsibilities in accordance with the law

E.	Where Party B is unable to take up his/her original work or any new work arranged by Party A after the completion of his medical treatment for illness or injury not suffered at work; 6. Where Party B is unqualified for his work and remains unqualified even after receiving training or an adjustment to another work post;

F.	No agreement on modification of this contract can be reached though consultation by Party A and Party B when the objective conditions taken as the basis for the conclusion of the contract have greatly changed so that this contract can no longer be carried out.

G.	During the period of statutory consolidation when the employing unit comes to the brink of bankruptcy or runs deep into difficulties in production and management, Party A does need to reduce the staff after reporting to and approved by the labor administrative department.

3. Party A shall not dissolve this Contract if Party B is not involved in the item B,C,D mentioned in article 2, and in any following circumstances:

A.	To be confirmed to have totally or partially lost the ability to work due to occupational diseases or injuries suffered at work;

B.	To be receiving medical treatment for diseases or injuries within the prescribed period;

C.	To be a female staff member or worker during pregnant, puerperal, or breast-feeding period;

D.	Other circumstances stipulated by laws, administrative rules and regulations

4.	Party B may revoke this contract at any time in the following circumstances:

	A.	Party B is in the probation period;

	B.	Where Party A forces Party B to work by resorting to violence, intimidation or illegal restriction of personal freedom

	C.	Party A fails to pay Party B according to III-iv-1 of this Contract, or Party A is proved to fail to perform I-iv of this Contract;

	D.	Party A forces Party B to raise money, buy share or contribute risk mortgaged property;

	E.	Party A refuses to pay social insurance charges for Party B;

	F.	Party A pays salary lower than the minimum salary standard confirmed by local people’s government to Party B.

5. Besides the clauses above, Party B shall give a written notice 30 days in advance to Party B for consulting the dissolving).

6.	If Party A and Party B reach an consensus on renewing, the they shall handle renewing procedures before the expiration of this Contract.

V.	Correlative Compensation of Dissolving the Contract

	1.	If Party A dissolves this Contract according to clause One, term 6 of clause Two in the article Four, Party A shall pay yearly economic compensation equal to monthly salary to Party B due to the length of service in the company (as to the length under a year, calculated as a year. Hereinafter referred to yearly), but no more than twelve months.

	2.	If Party A dissolves this Contract according to term 7 and term 8 of clause Two in article Four, Party B dissolve this Contract according to term 2 and term 3 of clause Four in article Four, or Party A dissolve this Contract due to the cancellation of Party A, Party A shall pay yearly economic compensation equal to monthly salary to Party B due to the length of service in the company.

	3.	If Party A dissolves this Contract according to term 5 of clause Two in article Four, Party A shall pay medical allowance no less than the salary of six months to Party B, as well as yearly economic compensation equal to monthly salary to Party B due to the length of service in the company. If Party B is heavily sick or gets incurable disease, Party A shall argument medical allowance under 50% or 100% of the medical allowance deserved to Party B respectively.

The monthly salary referred above is defined as the average salary of twelve months before dissolving under normal operation, and the salary shall be calculated under Party A’s monthly salary standard if Party B’s monthly salary is lower than Party A’s.

VI. Medical Period and Welfare

1.	If Party B is sick or injured not related to employment, Party A shall provide medical period for Party B.

2.	If the total medical period of Party B is no more than 180 days, Party A shall pay sick leave salary equal to 70% normal salary to Party B; if it is beyond 180 days, Party A shall pay disease relief allowance equal to 60% normal salary to Party B. Medical allowance shall be carried out in accordance with related regulations.

3.	If Party B is injured due to deliberate self-inflicted wound, fighting or involved in crimes, Party A shall stop paying salary, allowances and subsidy to Party B in the medical period. Party B shall pay medical expenses by himself.

VII. Liability for Breach of this Contract and Miscellaneous

During this Contract period, either party who breaches this contract and such brings economic losses to the other party shall bear all the liabilities.

1.	If Party A deducts or arrears Party B’s salary, as well as refuses to pay overtime salary to Party B, Party A shall pay economic compensation equal to 25% normal salary, as well as pay salary in full to Party B.

2.	If Party A pays salary lower the lowest local salary level, Party A shall fill the part lower the level and pay economic compensation equal to 25% lower part.

3.	If Party A violates article Five in this Contract, Party A shall pay economic compensation in full to Party B and increase extra economic compensation equal to 50% original economic compensation.

4.	If Party B dissolves this Contract during the agreed period of training, Party B shall compensate actual training expenses to Party A in accordance with related regulations or agreement.

5.	The two parties reach an agreement on:

1)	The two parties shall comply with secrecy Agreement.

2)	The two parties shall resolve emergence through consultation.

3)	The following is blank.

VIII. Supplementary Article
1.	The contract is prepared and signed in duplicate; one for each Party.

2.	The disputes arising from performing this Contract could be submitted to the labor dispute arbitration committee within sixty(60) days from the date of the dispute arises.

3.	In case any term of this contract should be inconsistent to the regulation of the state, or for issues not stipulated in this contract, the related regulations of the state and province shall prevail.

Notice: The two parties shall decide whether sign before understanding the contents of this Contract. This Contract shall be performed strictly once signed. Party B shall sign by himself/herself, no procuration endorsement; Party A shall stamp company seal and the legal representative or the authored agent shall sign (seal).

sParty A (stamp)

Jinan Yinquan Technology Co.,Ltd.

Legal Representative Li Kunwu (signature or stamp)
Authored Agent

Party B (sign)

Wang Qinghua

Signature Date

Verification Organ (stamp)

Labor and Social Security Bureau of Jinan Lixia District

Verificator (stamp): Xu Jiqing

Verification Date: September 8, 2006